Major Natural Gas Transportation Corridors in the United States and Canada



8
6
7
9
10
4
2
5
3
1
Capacity
(Million Cubic Feet per Day (MMcf/d))
15,000
12,000
0
N
= Corridor ID
= Less than 100 MMcf/d Capacity